Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS COMPLETES SALE OF ITS RIGHTS TO INTRAROSA® TO MILLICENT PHARMA FOR UP TO $125 MILLION

Transaction allows AMAG to advance its strategic focus on Feraheme, Makena and its pipeline, consistent with previously announced plans

Millicent Pharma uniquely positioned to drive revenue growth of Intrarosa

WALTHAM, Mass., May 21, 2020 — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced it has completed the sale of its rights to Intrarosa® (prasterone) to Millicent Pharma Limited, a global pharmaceutical company formed by the Millicent Pharma management team and The Carlyle Group in 2018 that specializes in women’s health and menopause-related conditions, for up to $125 million, including upfront fixed consideration of $20 million and contingent, sales-based milestone payments of up to $105 million.

“As mentioned in our first quarter earnings release, the sale of Intrarosa is an important step in our strategic evolution,” said Scott Myers AMAG’s president and chief executive officer. “We were impressed with Millicent’s commercial capabilities and dedication to women’s healthcare and we are pleased to transition this important therapy into their portfolio. We remain focused on maximizing Feraheme’s value, maintaining patient access to Makena and developing innovative therapies, while managing expenses to help further our goal of achieving profitability in 2020.”

In addition to the upfront consideration of $20 million, AMAG will be entitled to certain sales milestone payments, which include $25 million the first time Intrarosa net sales exceed $65 million during any consecutive 12-month period, a second sales milestone payment of $35 million the first time Intrarosa net sales exceed $115 million during any consecutive 12-month period, and a third milestone payment of $45 million the first time Intrarosa net sales exceed $175 million during any consecutive 12-month period.

The sale of Intrarosa is consistent with AMAG’s previously announced strategic decision to divest its women’s health assets. AMAG has agreed to provide certain transitional services to Millicent Pharma for a limited period of time while Intrarosa is operationally separated from AMAG. AMAG remains committed to the divestiture of Vyleesi and associated expense reductions as previously announced.

Goldman Sachs & Co. LLC served as exclusive financial advisor and Goodwin Procter LLP served as legal advisor to AMAG in connection with the transaction.

ABOUT AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements
This press release contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding AMAG’s expectations with respect to the

Exhibit 99.1
sale of its rights to Intrarosa, including the potential consideration payable in connection therewith, Millicent’s ability to drive revenue growth of Intrarosa and successfully commercialize Intrarosa, the belief that the sale of Intrarosa is an important step in our strategic evolution, AMAG’s plans to focus on maximizing Feraheme’s value, maintaining patient access to Makena and developing innovative therapies, and expectations about managing expenses to help further AMAG’s goal of achieving profitability in 2020, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, risks and uncertainties related to the sale of AMAG’s rights to Intrarosa, including AMAG’s ability to satisfy its obligations under the asset purchase and related agreements with Millicent, Millicent’s ability to successfully commercialize Intrarosa and satisfy its obligations under the asset purchase and related agreements, AMAG’s ability to achieve the expected benefits of the sale of Intrarosa to Millicent, AMAG’s efforts to further streamline its business, including to divest Vyleesi and achieve the expected benefits therefrom, including any unintended consequences from such efforts, and AMAG’s ability to successfully achieve the expected benefits of such initiatives in a timely manner, or at all, as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Current Reports on Form 8-K, its Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2020, and in any subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, the logo and designs, Feraheme® and Vyleesi® are registered trademarks of AMAG Pharmaceuticals, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Any other trademarks referred to in this report are the property of their respective owners.

AMAG CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Stacy Nartker
(781) 430-9212

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